SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           AMENDMENT NO. 1 TO FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT")

                        Neurotech Development Corporation

             (Exact Name of Registrant as Specified in Its Charter)


                   Delaware                                 06-1100063
    ----------------------------------------            -------------------
    (State of Incorporation or Organization)             (I.R.S. Employer
                                                        Identification No.)

       10 Cedar Swamp Road, Glen Cove, NY                      11542
    ----------------------------------------                 ----------
    (Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the                    If this form relates to the
registration of a class of                     registration of a class of
securities pursuant to Section                 securities pursuant to
12 (b)of the Exchange Act and is               Section 12 (g)of the Exchange
effective pursuant to General                  Act and is effective pursuant
Instruction                                    To General Instruction
A.(c), please check the following              A.(d), please check the following
box. |_|                                       box. |X|




  Securities Act registration statement file number to which this form relates:
                                 Not Applicable
                                 (If applicable)

   Securities to be registered pursuant to Section 12(b) of the Exchange Act:


        Title of Each Class                  Name of Each Exchange on Which
        to be so Registered                  Each Class is to be Registered
        -------------------                  ------------------------------

          Not Applicable                             Not Applicable


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   Securities to be registered pursuant to Section 12(g) of the Exchange Act:

                                             Name of Each Exchange on
        Title of Each Class                  Which Each Class is to
        to be so Registered                  Be Registered
        -------------------                  ------------------------
        Class A Common Stock, par value           Not Applicable
        $.01 per share

        Series 1 Class B Common Stock,
        par value $.01 per share


Item 1. Description of Registrant's Securities to be Registered

The Registrant plans to file a Certificate of Amendment of its Articles of Incorporation (the "Certificate of Amendment") with the Secretary of State of the State of Delaware on May 30, 2002. Upon filing with the Secretary of State, the Registrant's common stock will be reclassified into shares of Class A common stock and Series 1 Class B common stock which are being registered hereby. The rights, preferences, privileges and restrictions of the Class A common stock and the Series 1 Class B common stock are set forth in full in the form of Certificate of Amendment attached as Exhibit 3.2 hereto and the following description should be read in conjunction with, and is qualified in its entirety by reference to, the Certificate of Amendment. Note: Because of strong shorting activity that commenced after the original filing of this 8-A on April 18th, 2002, a special meeting of the Board of Directors was convened on April 29, 2002, and a resolution was duly adopted, moving the original date to file the Certificate of Amendment from May 30, 2002, forward to May 20, 2002, therefore causing this amended filing.The following description assumes the effectiveness of the Certificate of Amendment.

General. Except as otherwise required by the laws of the State of Delaware or as otherwise provided in the Registrant's Articles of Incorporation, as amended, each share of Class A common stock will have identical rights, preferences, privileges and restrictions as the Series 1 Class B common stock, except that each full share of Series 1 Class B common stock will be convertible, at the option of the holder, into one share of Class A common stock. In addition, all shares of Series 1 Class B common stock will be redeemable by the Registrant at any time for, at the election of the Registrant's Board of Directors, either (A) an equal number of shares of Class A common stock or (B) equivalent cash value. The Registrant's Board of Directors is also authorized to issue other series of Class B common stock with the designation of each series and their rights, preferences, privileges and restrictions to be determined by the Registrant's Board of Directors. All outstanding shares of Class A common stock and Series 1 Class B common stock, when validly issued, will be fully paid and non-assessable.

Voting. All shares of Class A common stock will be entitled to one vote on any matter to be voted on by the stockholders of the Registrant. Each share of Series 1 Class B common stock will be entitled to one vote on any matter to be voted on by the stockholders of the Registrant and shall vote together with the Class A common stock, except as provided by law. There is no provision in the Articles of Incorporation, as amended, permitting cumulative. Under the Articles of Incorporation, as amended, and the laws of the State of Delaware, only the affirmative vote of the holders representing a majority of the outstanding voting power of Class A common stock and Series 1 Class B common stock entitled to vote will be required to amend the Articles of Incorporation.

Dividends and Distributions. Each share of Class A common stock and Series 1 Class B common stock will be equal in respect to dividends and other distributions in cash, stock or property, including distributions in connection with any recapitalization and upon liquidation, dissolution, or winding up of the Registrant.

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Mergers, Consolidations and Liquidation. Each holder of Class A common stock and
Series 1 Class B common stock will be entitled to receive an equal amount per share consideration in the event of a merger, consolidation or liquidation.

Preemptive Rights. None of the Class A common stock or Series 1 Class B common stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of the Registrant of any class or any other securities convertible into any class of the Registrant's shares.

Other Series of Class B Common Stock. The Registrant's Board of Directors is authorized to issue new series of Class B common stock other than the Series 1 Class B common stock and the terms of any new series of Class B common stock, including dividend rates, conversion prices, voting rights, redemption prices and similar matters, shall be determined by the Registrant's Board of Directors.

Future Financings and Acquisitions. The Registrant has authorized 180,000,000 shares of Class A common stock and 18,000,000 shares of Series 1 Class B common stock. Therefore, the Registrant's Board of Directors may issue additional shares of Class A common stock from time to time in the future, for any proper corporate purpose, including public and private equity offerings, convertible debt offerings, stock splits, stock dividends, acquisitions, warrants, stock option plans, and funding of employee benefit plans. No further action or authorization by the Registrant's stockholders would be necessary prior to the issuance of additional shares of Class A common stock. The future issuance by the Registrant of shares of Class A common stock may dilute the equity ownership position and the rights, preferences and privileges of existing stockholders. Unissued shares of common stock could be issued in circumstances that would serve to preserve control of the Registrant's existing management.

NASDAQ OTC Bulletin Board. The Registrant will request the NASDAQ Stock Market to qualify the Class A common stock for trading on the NASDAQ OTC Bulletin Board (the "OTCBB"). Commencing on May 21, 2002 only shares of the Registrant's Class A common stock will trade on the OTCBB. The Registrant does not intend to take any action to have the Series 1 Class B common stock qualified for trading on the OTCBB or listed on any exchange.

Item 2. Exhibits

The following exhibits are filed as part of this registration statement:


        Exhibit No.     Exhibit Description
        -----------     -------------------

         3.1            Articles   of    Incorporation    of   the    Registrant
                        (incorporated by reference to form 8-A12G filed on April 18, 2002).

         3.2            Form  of   Certificate   of  Amendment  of  Articles  of
                        Incorporation   of  the  Registrant   (incorporated   by
                        reference to form 8-A12G filed on April 18, 2002).

         3.3 by-laws of the Registrant (incorporated by reference to form 8-A12G filed on April 18, 2002).

         4.1            Form  of  Class  A  Common  Stock   certificate  of  the
                        Registrant (incorporated by reference to form 8-A12G filed on April 18, 2002).

         4.2 Form of Series 1 Class B Common Stock certificate of the Registrant (incorporated by reference to form 8-A12G filed on April 18, 2002).



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


                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                        Neurotech Development Corporation

Date:  April 30, 2002                  By:  /s/ Bernard Artz
                                            -----------------------
                                            Name: Bernard Artz
                                            Title: Chairman and
                                            Chief Executive Officer




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